EXHIBIT 23(2)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-150625) of our reports dated March 13, 2008, with respect to consolidated financial statements of CanArgo Energy Corporation as of December 31, 2007 and 2006, and for each of the three years in the three year period ended December 31, 2007, and the effectiveness over internal control over financial reporting as of December 31, 2007 which appear on page F-3, 68 and 69 of the 2007 Form 10-K Annual Report of CanArgo Energy Corporation, and to the reference to our Firm under the caption “Experts” in the prospectus.

/s/ L J SOLDINGER ASSOCIATES LLC
L J Soldinger Associates LLC
Deer Park, Illinois, USA
November 14, 2008